Preliminary Third Quarter 2009 Financial Highlights Exhibit 99.1

In connection with Boise Inc.’s previously announced debt restructuring process, the company is providing the following information regarding its estimated third quarter financial results.

3Q09

($ millions, except per-share data) Preliminary

Estimate

Sales $500 – $520

EBITDA(a) 125 – 130

EBITDA excluding special items (b) 63 – 68

Net income 45 – 50

Net income per share, diluted 0.55 – 0.60

Total cash and cash equivalents and short-term investments $245 – $250

(a) In comparison to net income, EBITDA excludes approximately $80 million in the aggregate of net interest expense, income tax expense, and depreciation, amortization, and depletion expense.

(b) Excludes income from alternative fuel tax credits, noncash mark-to-market hedge gains, and St. Helens mill restructuring costs.